Exhibit 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) of the Securities Exchange Act of 1934, as amended, the undersigned agree that this Statement on Schedule 13D being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the bearer shares with no par value (“Shares”), including Shares represented by American Depositary Shares, of Schering Aktiengesellschaft, a German stock corporation, is being filed on behalf of each of us.  This Agreement may be included as an exhibit to such joint filing.

Dated June 19, 2006

Bayer Aktiengesellschaft

By:	/s/ DR. ROLAND HARTWIG
Name: Dr. Roland Hartwig
Title: General Counsel

By:	/s/ DR. ALEXANDER ROSAR
Name: Dr. Alexander Rosar
Title: Head of Investor Relations

Dritte BV GmbH

By:	/s/ DR. ARMIN BUCHMEIER
Name: Dr. Armin Buchmeier
Title: Managing Director